EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400
WESTERN REFINING TO PARTICIPATE IN
CREDIT SUISSE GLOBAL CREDIT PRODUCTS CONFERENCE
EL PASO, Texas — September 15, 2010 — Western Refining, Inc. (NYSE:WNR) announced today that Company management will present at the Credit Suisse 2010 Global Credit Products Conference in Miami Beach, Florida. The presentation is currently scheduled for Thursday, September 16, 2010, at 8:40 am EDT. A copy of the presentation will be available beginning September 16, 2010, on the Investor Relations section of Western Refining’s website at www.wnr.com. The presentation will be archived on the Investor Relations section of Western Refining’s website following the presentation and will remain available until September 24, 2010.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.
Forward Looking Statement
This presentation contains forward-looking statements. The forward-looking statements contained herein include statements about, among other things, proposed changes at our Yorktown facility including our ability to maximize terminal throughput and storage operations, anticipated Colonial Pipeline connection at our Yorktown facility, estimated cash flow implications of suspending refining operations at our Yorktown refinery, our ability to run increased amounts of sour crude at our El Paso refinery, future operational improvements at our Gallup refinery, future EBITDA of our Retail group, the demand pull-through provided by our Wholesale and Retail groups, ability to continue to realize reduced costs at our refineries, future reductions of our term loan amount, future asset monetization opportunities, future gasoline and distillate supply/demand balance, future refining margins and crack spreads, and future profitability of our Southwest region refineries. These statements are subject to the general risks inherent in our business. Our expectations may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.